Exhibit 99.1

Media Contact: Jessica Stejskal | SVP Marketing Jessica.stejskal@bwbmn.com | 952.893.6860	Investor Contact: Justin Horstman | Director of Investor Relations Justin.Horstman@bwbmn.com | 952.542.5169

October 27, 2022

Bridgewater Bancshares, Inc. Announces Record Third Quarter 2022 Net Income
 of $14.5 Million, $0.47 Diluted Earnings Per Common Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced record net income of $14.5 million for the third quarter of 2022, a 12.7% increase over net income of $12.9 million for the second quarter of 2022, and a 26.1% increase over net income of $11.5 million for the third quarter of 2021. Earnings per diluted common share for the third quarter of 2022 were $0.47, a 14.6% increase compared to $0.41 per diluted common share for the second quarter of 2022, and a 19.4% increase compared to $0.40 per diluted common share for the same period in 2021.

“Bridgewater’s ability to produce consistent financial results remained evident in the third quarter with record pre-provision net revenue and continued growth of tangible book value per share,” said Chairman, Chief Executive Officer, and President, Jerry Baack. “Our impressive profitability was driven by robust loan growth, well controlled expenses and the hard work of our team members to expand and deepen our client relationships.

“While the current economic environment creates an elevated level of uncertainty, we remain confident in our business model. As the rise in interest rates drives deposit costs higher and creates near-term net interest margin pressure, we believe our proven ability to grow the balance sheet can support our continued focus on overall revenue growth. Couple this with our superb credit quality and an efficiency ratio among the best in the industry and we have a story that is poised to continue driving sustained shareholder value.”

Third Quarter 2022 Financial Results

			Diluted	Adjusted	Nonperforming
ROA	PPNR ROA (1)	ROE	earnings per share	efficiency ratio (1)	assets to total assets
1.46%	2.15%	14.99%	$0.47	39.4%	0.02%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Third Quarter 2022 Highlights

●	Diluted earnings per common share were $0.47, compared to $0.41 per common share for the second quarter of 2022.

●	Tangible book value per share, a non-GAAP financial measure, increased $0.30, or 10.8% annualized, to $11.33, compared to $11.03 at June 30, 2022, despite the market value depreciation of the securities portfolio due to rapidly rising interest rates, which continues to negatively impact accumulated other comprehensive income.

●	Record pre-provision net revenue (PPNR), a non-GAAP financial measure, of $21.4 million, compared to $20.4 million for the second quarter of 2022, an increase of $1.0 million, or 4.9%. PPNR ROA, a non-GAAP financial measure, was 2.15%, compared to 2.19% for the second quarter of 2022.

●	Annualized return on average assets (ROA) and annualized return on average shareholders’ equity (ROE) for the third quarter of 2022 were 1.46% and 14.99%, compared to ROA and ROE of 1.38% and 13.55%, respectively, for the second quarter of 2022. Annualized return on average tangible common equity, a non-GAAP financial measure, was 17.03% for the third quarter of 2022, compared to 15.26% for the second quarter of 2022.

●	Gross loans increased $154.2 million, or 19.0% annualized, from the end of the second quarter of 2022.

●	Deposits increased $103.1 million, or 12.8% annualized, from the end of the second quarter of 2022.

●	Net interest margin (on a fully tax-equivalent basis) was 3.53%, compared to 3.58% in the second quarter of 2022. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, was 3.38%, compared to 3.34% in the second quarter of 2022.

●	Adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 39.4%, compared to 40.0% for the second quarter of 2022.

●	A loan loss provision of $1.5 million was recorded to support strong organic loan growth. The allowance for loan losses to total loans was 1.38% at September 30, 2022, compared to 1.39% at June 30, 2022.

●	Annualized net loan charge-offs (recoveries) as a percentage of average loans were (0.03)% for the third quarter of 2022, compared to 0.00% for the second quarter of 2022.

Year-Over-Year Highlights

●	Net income was $14.5 million for the third quarter of 2022, compared to $11.5 million for the third quarter of 2021, an increase of $3.0 million, or 26.1%.

●	Diluted earnings per common share for the third quarter of 2022 were $0.47, compared to $0.40 for the third quarter of 2021, an increase of 19.4%.

●	Net interest margin (on a fully tax-equivalent basis) was 3.53% for the third quarter of 2022 compared to 3.54% for the third quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure, was 3.38% for the third quarter of 2022, compared to 3.22% for the third quarter of 2021.

●	Gross loans increased $668.1 million at September 30, 2022, or 24.6%, compared to September 30, 2021.

●	Deposits increased $450.9 million at September 30, 2022, or 15.8%, compared to September 30, 2021.

Key Financial Measures

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Per Common Share Data
Basic Earnings Per Share	$0.49	$0.43	$0.41	$1.32	$1.18
Diluted Earnings Per Share	0.47	0.41	0.40	1.27	1.14
Book Value Per Share	11.44	11.14	10.73	11.44	10.73
Tangible Book Value Per Share (1)	11.33	11.03	10.62	11.33	10.62
Basic Weighted Average Shares Outstanding	27,520,117	27,839,260	28,047,280	27,825,517	28,035,246
Diluted Weighted Average Shares Outstanding	28,592,854	28,803,842	29,110,547	28,882,701	29,077,850
Shares Outstanding at Period End	27,587,978	27,677,372	28,066,822	27,587,978	28,066,822

Selected Performance Ratios
Return on Average Assets (Annualized)	1.46%	1.38%	1.37%	1.42%	1.42%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.15	2.19	2.09	2.15	2.10
Return on Average Shareholders' Equity (Annualized)	14.99	13.55	13.81	13.85	14.95
Return on Average Tangible Common Equity (Annualized) (1)	17.03	15.26	15.47	15.63	15.69
Yield on Interest Earning Assets(2)	4.37	4.16	4.14	4.23	4.20
Yield on Total Loans, Gross(2)	4.59	4.45	4.65	4.50	4.65
Cost of Total Deposits	0.73	0.46	0.48	0.55	0.53
Cost of Funds	0.93	0.63	0.65	0.73	0.70
Net Interest Margin (2)	3.53	3.58	3.54	3.57	3.55
Core Net Interest Margin (1)(2)	3.38	3.34	3.22	3.36	3.29
Efficiency Ratio (1)	39.8	40.2	43.9	40.7	42.4
Adjusted Efficiency Ratio (1)	39.4	40.0	41.5	40.4	41.3
Noninterest Expense to Average Assets (Annualized)	1.42	1.47	1.58	1.48	1.53
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.41	1.47	1.49	1.47	1.49
Loan to Deposit Ratio	102.3	100.7	95.0
Core Deposits to Total Deposits (3)	83.0	82.9	83.3
Tangible Common Equity to Tangible Assets (1)	7.57	7.87	8.81

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	11.24%	11.43%	10.96%
Common Equity Tier 1 Risk-based Capital Ratio	11.46	11.53	11.88
Tier 1 Risk-based Capital Ratio	11.46	11.53	11.88
Total Risk-based Capital Ratio	12.67	12.74	13.13

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	9.98%	10.33%	10.70%
Common Equity Tier 1 Risk-based Capital Ratio	8.47	8.50	9.47
Tier 1 Risk-based Capital Ratio	10.19	10.29	11.65
Total Risk-based Capital Ratio	13.78	13.98	15.93

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2022	2022	2022	2021	2021
Selected Balance Sheet Data
Total Assets	$4,128,987	$3,883,264	$3,607,920	$3,477,659	$3,389,125
Total Loans, Gross	3,380,082	3,225,885	2,987,967	2,819,472	2,712,012
Allowance for Loan Losses	46,491	44,711	41,692	40,020	38,901
Goodwill and Other Intangibles	2,962	3,009	3,057	3,105	3,153

Deposits	3,305,074	3,201,953	3,035,611	2,946,237	2,854,157
Tangible Common Equity (1)	312,531	305,360	309,870	309,653	298,135
Total Shareholders' Equity	382,007	374,883	379,441	379,272	367,803
Average Total Assets - Quarter-to-Date	3,948,201	3,743,575	3,513,798	3,403,270	3,332,301
Average Shareholders' Equity - Quarter-to-Date	384,020	381,448	383,024	374,035	330,604

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Selected Income Statement Data
Interest Income	$42,359	$37,782	$33,517	$114,835	$95,104
Interest Expense	8,264	5,252	4,844	18,030	14,748
Net Interest Income	34,095	32,530	28,673	96,805	80,356
Provision for Loan Losses	1,500	3,025	1,300	6,200	4,000
Net Interest Income after Provision for Loan Losses	32,595	29,505	27,373	90,605	76,356
Noninterest Income	1,387	1,650	1,410	4,594	4,021
Noninterest Expense	14,157	13,752	13,236	41,417	35,636
Income Before Income Taxes	19,825	17,403	15,547	53,782	44,741
Provision for Income Taxes	5,312	4,521	4,038	14,125	11,568
Net Income	14,513	12,882	11,509	39,657	33,173
Preferred Stock Dividends	(1,013)	(1,014)	—	(3,040)	—
Net Income Available to Common Shareholders	$13,500	$11,868	$11,509	$36,617	$33,173

Income Statement

Net Interest Income

Net interest income was $34.1 million for the third quarter of 2022, an increase of $1.6 million, or 4.8%, from $32.5 million in the second quarter of 2022, and an increase of $5.4 million, or 18.9%, from $28.7 million in the third quarter of 2021. The linked-quarter increase in net interest income was primarily due to growth in average interest earning assets and higher yields on investment securities and loans, offset partially by higher rates paid on deposits. The year-over-year increase in net interest income was primarily due to growth in average interest earning assets and higher yields on investment securities and core loans, offset partially by higher rates paid on deposits and lower PPP fee recognition. Average interest earning assets were $3.87 billion for the third quarter of 2022, an increase of $200.1 million, or 5.5%, from $3.67 billion for the second quarter of 2022, and an increase of $637.6 million, or 19.7%, from $3.23 billion for the third quarter of 2021. The linked-quarter and year-over-year increases in average interest earning assets were primarily due to strong organic growth in the loan portfolio and continued purchases of investment securities, offset partially by the forgiveness of PPP loans and the reduction of cash balances.

Net interest margin (on a fully tax-equivalent basis) for the third quarter of 2022 was 3.53%, a five basis point decrease from 3.58% in the second quarter of 2022, and a modest one basis point decline from 3.54% in the third quarter of 2021. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, for the third quarter of 2022 was 3.38%, a four basis point increase from 3.34% in the second quarter of 2022, and a 16 basis point increase from 3.22% in the third quarter of 2021. The Company remains focused on managing the impact of continued interest rate hikes and the evolving shape of the yield curve during this unique interest rate environment.

As the PPP loan portfolio has almost fully paid off, the recognition of fees associated with the originations has decreased significantly, which impacts comparability between periods. The Company recognized $90,000 of PPP origination fees during the third quarter of 2022, compared to $244,000 during the second quarter of 2022, and $1.6 million during the third quarter of 2021. Remaining PPP origination fees to be recognized as of September 30, 2022 were $45,000.

Interest income was $42.4 million for the third quarter of 2022, an increase of $4.6 million, or 12.1%, from $37.8 million in the second quarter of 2022, and an increase of $8.8 million, or 26.4%, from $33.5 million in the third quarter of 2021. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.37% in the third quarter of 2022, compared to 4.16% in the second quarter of 2022, and 4.14% in the third quarter of 2021. The linked-quarter expansion in the yield on interest earning assets was primarily due to the rapid increase in market interest rates resulting in new loan originations and investment purchases at yields accretive to the existing portfolios. The year-over-year increase in the yield on interest earning assets was primarily due to growth and repricing of the loan and securities portfolios in the rising interest rate environment, offset partially by the lower recognition of PPP origination fees.

Loan interest income and loan fees remain the primary contributing factors to the changes in the yield on interest earning assets. The aggregate loan yield, excluding PPP loans, increased to 4.59% in the third quarter of 2022, which was 16 basis points higher than 4.43% in the second quarter of 2022, and eight basis points higher than 4.51% in the third quarter of 2021. While loan fees have maintained a relatively stable contribution to the aggregate loan yield, the current period was impacted by fewer loan prepayments, which historically has accelerated the recognition of loan fees. Despite the decrease in fee recognition, the Company is encouraged that the core loan yield continues to rise as new loan originations and the existing portfolio reprice in the higher rate environment.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Interest	4.42%	4.17%	4.15%	4.20%	4.28%
Fees	0.17	0.26	0.25	0.21	0.23
Yield on Loans, Excluding PPP Loans	4.59%	4.43%	4.40%	4.41%	4.51%

Interest expense was $8.3 million for the third quarter of 2022, an increase of $3.0 million, or 57.3%, from $5.3 million in the second quarter of 2022, and an increase of $3.4 million, or 70.6%, from $4.8 million in the third quarter of 2021. The cost of interest bearing liabilities increased 44 basis points on a linked-quarter basis from 0.86% in the second quarter of 2022 to 1.30% in the third quarter of 2022, primarily due to the rapid increase in market interest rates that occurred during the quarter. On a year-over-year basis, the cost of interest bearing liabilities increased 42 basis points from 0.88% in the third quarter of 2021 to 1.30% in the third quarter of 2022, primarily due to higher rates paid on deposits and the increased utilization of federal funds purchased and FHLB advances in the rising interest rate environment.

Interest expense on deposits was $6.0 million for the third quarter of 2022, an increase of $2.5 million, or 73.1%, from $3.5 million in the second quarter of 2022, and an increase of $2.6 million, or 75.1%, from $3.4 million in the third quarter of 2021. The cost of total deposits increased 27 basis points on a linked-quarter basis from 0.46% in the second quarter of 2022, to 0.73% in the third quarter of 2022, primarily due to the rapid increase in rates in 2022. On a year-over-year basis, the cost of total deposits increased 25 basis points from 0.48% in the third quarter of 2021, to 0.73% in the third quarter of 2022, primarily due to the upward repricing of the deposit portfolio in the higher interest rate environment.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021 is as follows:

	For the Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$57,613	$165	1.13%	$61,046	$40	0.26%	$187,405	$67	0.14%
Investment Securities:
Taxable Investment Securities	461,255	3,741	3.22	417,142	2,696	2.59	314,367	1,751	2.21
Tax-Exempt Investment Securities (1)	75,801	799	4.18	74,261	795	4.30	71,801	737	4.07
Total Investment Securities	537,056	4,540	3.35	491,403	3,491	2.85	386,168	2,488	2.56
Paycheck Protection Program Loans (2)	2,424	96	15.75	8,335	263	12.67	76,006	1,753	9.15
Loans (1)(2)	3,263,390	37,724	4.59	3,099,344	34,205	4.43	2,579,021	29,348	4.51
Total Loans	3,265,814	37,820	4.59	3,107,679	34,468	4.45	2,655,027	31,101	4.65
Federal Home Loan Bank Stock	11,413	156	5.42	11,620	59	2.04	5,701	68	4.65
Total Interest Earning Assets	3,871,896	42,681	4.37%	3,671,748	38,058	4.16%	3,234,301	33,724	4.14%
Noninterest Earning Assets	76,305			71,827			98,000
Total Assets	$3,948,201			$3,743,575			$3,332,301
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$517,658	$1,032	0.79%	$552,502	$694	0.50%	$479,580	$562	0.47%
Savings and Money Market Deposits	999,932	2,494	0.99	925,354	1,185	0.51	801,354	904	0.45
Time Deposits	288,621	847	1.16	280,645	665	0.95	318,222	928	1.16
Brokered Deposits	447,034	1,612	1.43	403,931	912	0.91	440,167	1,023	0.92
Total Interest Bearing Deposits	2,253,245	5,985	1.05	2,162,432	3,456	0.64	2,039,323	3,417	0.66
Federal Funds Purchased	106,826	709	2.63	137,379	410	1.20	—	—	—
FHLB Advances	72,343	328	1.80	47,511	167	1.41	54,130	213	1.56
Subordinated Debentures	92,503	1,242	5.33	92,396	1,219	5.29	91,337	1,214	5.27
Total Interest Bearing Liabilities	2,524,917	8,264	1.30%	2,439,718	5,252	0.86%	2,184,790	4,844	0.88%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	991,545			882,477			784,148
Other Noninterest Bearing Liabilities	47,719			39,932			32,759
Total Noninterest Bearing Liabilities	1,039,264			922,409			816,907
Shareholders' Equity	384,020			381,448			330,604
Total Liabilities and Shareholders' Equity	$3,948,201			$3,743,575			$3,332,301
Net Interest Income / Interest Rate Spread		34,417	3.07%		32,806	3.30%		28,880	3.26%
Net Interest Margin (3)			3.53%			3.58%			3.54%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(322)			(276)			(207)
Net Interest Income		$34,095			$32,530			$28,673

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $1.5 million for the third quarter of 2022, a decrease of $1.5 million from $3.0 million for the second quarter of 2022, and an increase of $200,000 from $1.3 million for the third quarter of 2021. The provision recorded in the third quarter of 2022 was primarily attributable to the strong growth of the loan portfolio. The allowance for loan losses to total loans was 1.38% at September 30, 2022, compared to 1.39% at June 30, 2022, and 1.43% at September 30, 2021.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Balance at Beginning of Period	$44,711	$41,692	$37,591	$40,020	$34,841
Provision for Loan Losses	1,500	3,025	1,300	6,200	4,000
Charge-offs	(5)	(14)	(20)	(34)	(37)
Recoveries	285	8	30	305	97
Balance at End of Period	$46,491	$44,711	$38,901	$46,491	$38,901

Noninterest Income

Noninterest income was $1.4 million for the third quarter of 2022, a decrease of $263,000 from $1.7 million for the second quarter of 2022, and a decrease of $23,000 from $1.4 million for the third quarter of 2021. The linked-quarter decrease was primarily due to a decrease in letter of credit fees and other income, offset partially by an increase in bank-owned life insurance income. The year-over-year decrease was primarily due to decreased letter of credit fees and gains on sales of securities, offset partially by an increase in bank-owned life insurance income.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Noninterest Income:
Customer Service Fees	$313	$298	$268	$892	$733
Net Gain on Sales of Securities	—	52	48	52	750
Letter of Credit Fees	428	564	577	1,234	1,135
Debit Card Interchange Fees	153	152	143	438	414
Swap Fees	—	—	—	557	—
Bank-Owned Life Insurance	227	149	166	524	166
Other Income	266	435	208	897	823
Totals	$1,387	$1,650	$1,410	$4,594	$4,021

Noninterest Expense

Noninterest expense was $14.2 million for the third quarter of 2022, an increase of $405,000 from $13.8 million for the second quarter of 2022, and an increase of $921,000 from $13.2 million for the third quarter of 2021. The linked-quarter increase was primarily due to an increase in salaries and employee benefits and technology expenses, offset partially by a decrease in professional and consulting fees, marketing and advertising expenses, and other expenses. The year-over-year increase was primarily attributable to increases in salaries and employee benefits, occupancy and equipment, and other expenses, offset partially by a decrease in debt prepayment fees.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2022	2022	2021	2022	2021
Noninterest Expense:
Salaries and Employee Benefits	$9,449	$8,977	$8,309	$27,120	$22,923
Occupancy and Equipment	1,086	1,042	942	3,213	2,977
FDIC Insurance Assessment	315	330	355	1,005	960
Data Processing	372	356	325	1,025	916
Professional and Consulting Fees	716	769	708	2,181	1,804
Information Technology and Telecommunications	650	594	598	1,822	1,609
Marketing and Advertising	479	524	418	1,629	1,018
Intangible Asset Amortization	48	47	48	143	143
Amortization of Tax Credit Investments	114	63	152	294	410
Debt Prepayment Fees	—	—	582	—	582
Other Expense	928	1,050	799	2,985	2,294
Totals	$14,157	$13,752	$13,236	$41,417	$35,636

The Company continues to add key talent across the organization, reaching 246 full-time equivalent employees at September 30, 2022, compared to 236 employees at June 30, 2022, and 219 employees at September 30, 2021.

The efficiency ratio, a non-GAAP financial measure, was 39.8% for the third quarter of 2022, compared to 40.2% for the second quarter of 2022, and 43.9% for the third quarter of 2021. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 39.4% for the third quarter of 2022, 40.0% for the second quarter of 2022 and 41.5% for the third quarter of 2021.

Income Taxes

The effective combined federal and state income tax rate for the third quarter of 2022 was 26.8%, a slight increase from 26.0% for the second quarter of 2022 and 26.0% for the third quarter of 2021.

Balance Sheet

Total assets at September 30, 2022 were $4.13 billion, a 6.3% increase from $3.88 billion at June 30, 2022, and a 21.8% increase from $3.39 billion at September 30, 2021. The linked-quarter increase in total assets was primarily due to strong organic loan growth and continued purchases of investment securities. The year-over-year increase in total assets was primarily due to robust organic loan growth and purchases of investment securities, offset partially by a decrease in cash and cash equivalents.

Total gross loans at September 30, 2022 were $3.38 billion, an increase of $154.2 million, or 4.8%, over total gross loans of $3.23 billion at June 30, 2022, and an increase of $668.1 million, or 24.6%, over total gross loans of $2.71 billion at September 30, 2021. The increase in the loan portfolio during the third quarter of 2022 was primarily due to growth in the commercial and multifamily segments, offset partially by a decrease in the construction and land development segment which was the result of completed construction projects migrating to permanent financing. While the Company’s loan growth in the third quarter of 2022 remained strong, the pace began to moderate slightly, compared to the first half of 2022 due to active balance sheet management to align loan growth with the funding outlook, sales of participations on larger originations to manage growth, and the impact of the higher interest rate environment on the number of deals that made financial sense.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
(dollars in thousands)
Commercial	$412,448	$403,569	$363,290	$360,169	$350,081
Paycheck Protection Program	1,192	4,860	12,309	26,162	54,190
Construction and Land Development	335,557	359,191	321,131	281,474	257,167
Real Estate Mortgage:
1 - 4 Family Mortgage	341,102	334,815	312,201	305,317	290,535
Multifamily	1,230,509	1,087,865	1,012,623	910,243	865,172
CRE Owner Occupied	151,088	142,214	117,969	111,096	101,834
CRE Nonowner Occupied	900,691	886,432	840,463	818,569	786,271
Total Real Estate Mortgage Loans	2,623,390	2,451,326	2,283,256	2,145,225	2,043,812
Consumer and Other	7,495	6,939	7,981	6,442	6,762
Total Loans, Gross	3,380,082	3,225,885	2,987,967	2,819,472	2,712,012
Allowance for Loan Losses	(46,491)	(44,711)	(41,692)	(40,020)	(38,901)
Net Deferred Loan Fees	(9,088)	(9,536)	(9,065)	(9,535)	(10,199)
Total Loans, Net	$3,324,503	$3,171,638	$2,937,210	$2,769,917	$2,662,912

Total deposits at September 30, 2022 were $3.31 billion, an increase of $103.1 million, or 3.2%, over total deposits of $3.20 billion at June 30, 2022, and an increase of $450.9 million, or 15.8%, over total deposits of $2.85 billion at September 30, 2021. Deposit growth in the third quarter of 2022 was primarily due to an increase in savings and money market deposits and time deposits, offset partially by a decline in interest bearing transaction deposits and brokered deposits. In addition to the continued growth of core deposits, brokered deposits are also being used as a supplemental funding source, as needed, for the robust loan portfolio growth. Given the rapid rise in interest rates in 2022 and the prospect for more, management believes deposits could experience fluctuations in future periods.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$961,084	$961,998	$835,482	$875,084	$846,490
Interest Bearing Transaction Deposits	510,396	522,151	598,402	544,789	488,785
Savings and Money Market Deposits	1,077,333	952,138	890,926	863,567	791,861
Time Deposits	293,052	272,424	286,674	293,474	309,824
Brokered Deposits	463,209	493,242	424,127	369,323	417,197
Total Deposits	$3,305,074	$3,201,953	$3,035,611	$2,946,237	$2,854,157

Capital

Total shareholders’ equity at September 30, 2022 was $382.0 million, an increase of $7.1 million compared to total shareholders’ equity of $374.9 million at June 30, 2022, and an increase of $14.2 million, or 3.9%, over total shareholders’ equity of $367.8 million at September 30, 2021. The linked-quarter increase was due to net income retained and unrealized gains in the derivatives portfolio, offset partially by unrealized losses in the securities portfolio. The year-over-year increase was due to net income retained and unrealized gains in the derivatives portfolio, offset partially by an increase in stock repurchases made under the Company’s stock repurchase program and an increase in unrealized losses in the securities portfolio.

During the third quarter of 2022, the Company repurchased 99,310 shares of its common stock. Shares were repurchased at a weighted average price of $16.27 per share, for a total of $1.6 million. On August 18, 2022, the Company announced that its board of directors approved a new stock repurchase program which authorizes the Company to repurchase up to $25.0 million of its common stock, subject to certain limitations and conditions. The new stock repurchase program replaced and superseded the $40.0 million stock repurchase program, under which approximately $1.6 million remained. As of September 30, 2022, no shares have been repurchased under the new plan. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock repurchase program based on various factors including valuation, capital levels and other uses of capital.

Tangible book value per share, a non-GAAP financial measure, was $11.33 as of September 30, 2022, an increase of 2.7% from $11.03 as of June 30, 2022, and an increase of 6.6% from $10.62 as of September 30, 2021. The linked-quarter and year-over-year increase occurred despite the market value depreciation of the securities portfolio driven by the rapidly rising interest rate environment, which continues to negatively impact accumulated other comprehensive income. Tangible common equity as a percentage of tangible assets, a non-GAAP financial measure, was 7.57% at September 30, 2022, compared to 7.87% at June 30, 2022, and 8.81% at September 30, 2021.

Today the Company also announced that its Board of Directors declared a quarterly cash dividend on its 5.875% Non-Cumulative Perpetual Preferred Stock, Series A ("Series A Preferred Stock"). The quarterly cash dividend of $36.72 per share, equivalent to $0.3672 per depositary share, each representing a 1/100th interest in a share of the Series A Preferred Stock (Nasdaq: BWBBP), is payable on December 1, 2022 to shareholders of record of the Series A Preferred Stock at the close of business on November 15, 2022.

Asset Quality

Annualized net charge-offs (recoveries) as a percent of average loans were (0.03)% for the third quarter of 2022, compared to 0.00% for each of the previous four quarters. At September 30, 2022, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $663,000, or 0.02% of total assets, as compared to $688,000, or 0.02% of total assets at June 30, 2022, and $734,000, or 0.02% of total assets at September 30, 2021.

Loans that have potential weaknesses that warrant a watchlist risk rating at September 30, 2022 totaled $22.8 million, compared to $34.7 million at June 30, 2022, and $67.4 million at September 30, 2021. The linked-quarter decrease was primarily due to the migration of one relationship to substandard and the payoff of one other relationship. Loans that warranted a substandard risk rating at September 30, 2022 totaled $30.8 million, compared to $27.0 million at June 30, 2022, and $7.7 million at September 30, 2021.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2022	2022	2022	2021	2021
Selected Asset Quality Data
Loans 30-89 Days Past Due	$38	$225	$13	$49	$18
Loans 30-89 Days Past Due to Total Loans	0.00%	0.01%	0.00%	0.00%	0.00%
Nonperforming Loans	$663	$688	$706	$722	$734
Nonperforming Loans to Total Loans	0.02%	0.02%	0.02%	0.03%	0.03%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.02%	0.02%	0.02%	0.03%	0.03%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.02	0.02	0.02	0.03	0.03
Nonperforming Assets (1)	$663	$688	$706	$722	$734
Nonperforming Assets to Total Assets (1)	0.02%	0.02%	0.02%	0.02%	0.02%
Allowance for Loan Losses to Total Loans	1.38	1.39	1.40	1.42	1.43
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.38	1.39	1.40	1.43	1.46
Allowance for Loans Losses to Nonaccrual Loans	7,012.22	6,498.69	5,905.38	5,542.94	5,299.86
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	(0.03)	0.00	0.00	0.00	0.00

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due and still accruing plus foreclosed assets.

During the COVID-19 pandemic, the Company developed programs for clients who experienced business and personal disruptions by providing interest-only modifications, loan payment deferrals, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic are not considered troubled debt restructurings. The Company had one modified loan totaling $10.6 million outstanding as of September 30, 2022, representing 0.3% of the total loan portfolio, excluding PPP loans, which is down from $29.8 million at June 30, 2022.

About the Company

Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company. Bridgewater's banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and successful individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $4.1 billion and seven branches as of September 30, 2022, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: interest rate risk, including the effects of recent and anticipated rate increases by the Federal Reserve; fluctuations in the values of the securities held in our securities portfolio, including as the result of rising interest rates; business and economic conditions generally and in the financial services industry, nationally and within our market area, including rising rates of inflation; the negative effects of the ongoing COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, including due to supply chain disruptions, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk, especially in light of recent excess liquidity at the Bank; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; talent and labor shortages and high rates of employee turnover; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry, including from nonbank competitors such as credit unions and “fintech” companies; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes, including changes to federal and state corporate tax rates; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events including the Russian invasion of Ukraine; potential impairment to the goodwill we recorded in connection with our past acquisition; changes to U.S. or state tax laws, regulations and guidance, including the new 1% excise tax on stock buybacks by publicly traded companies; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30,	December 31,	September 30,
	2022	2021	2021
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$75,496	$143,473	$189,502
Bank-Owned Certificates of Deposit	1,182	1,876	1,877
Securities Available for Sale, at Fair Value	542,007	439,362	413,149
Loans, Net of Allowance for Loan Losses of $46,491 at September 30, 2022 (unaudited), $40,020 at December 31, 2021 and $38,901 at September 30, 2021 (unaudited)	3,324,503	2,769,917	2,662,912
Federal Home Loan Bank (FHLB) Stock, at Cost	15,603	5,242	5,442
Premises and Equipment, Net	48,941	49,395	49,803
Accrued Interest	11,198	9,186	8,550
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	336	479	527
Other Assets	107,095	56,103	54,737
Total Assets	$4,128,987	$3,477,659	$3,389,125

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$961,084	$875,084	$846,490
Interest Bearing	2,343,990	2,071,153	2,007,667
Total Deposits	3,305,074	2,946,237	2,854,157
Federal Funds Purchased	212,000	—	—
FHLB Advances	71,500	42,500	47,500
Subordinated Debentures, Net of Issuance Costs	92,559	92,239	92,153
Accrued Interest Payable	2,214	1,409	1,656
Other Liabilities	63,633	16,002	25,856
Total Liabilities	3,746,980	3,098,387	3,021,322

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value; Authorized 10,000,000
Preferred Stock - Issued and Outstanding 27,600 Series A shares ($2,500 liquidation preference) at September 30, 2022 (unaudited), December 31, 2021, and September 30, 2021 (unaudited)	66,514	66,514	66,515
Common Stock- $0.01 par value; Authorized 75,000,000
Common Stock - Issued and Outstanding 27,587,978 at September 30, 2022 (unaudited), 28,206,566 at December 31, 2021 and 28,066,822 at September 30, 2021 (unaudited)	276	282	281
Additional Paid-In Capital	95,973	104,123	103,471
Retained Earnings	235,964	199,347	188,004
Accumulated Other Comprehensive Income (Loss)	(16,720)	9,006	9,532
Total Shareholders' Equity	382,007	379,272	367,803
Total Liabilities and Equity	$4,128,987	$3,477,659	$3,389,125

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
INTEREST INCOME
Loans, Including Fees	$37,666	$34,358	$31,049	$103,768	$87,705
Investment Securities	4,372	3,325	2,333	10,567	7,065
Other	321	99	135	500	334
Total Interest Income	42,359	37,782	33,517	114,835	95,104

INTEREST EXPENSE
Deposits	5,984	3,456	3,417	12,598	10,601
Notes Payable	—	—	—	—	61
FHLB Advances	329	167	213	646	669
Subordinated Debentures	1,242	1,219	1,214	3,658	3,411
Federal Funds Purchased	709	410	—	1,128	6
Total Interest Expense	8,264	5,252	4,844	18,030	14,748

NET INTEREST INCOME	34,095	32,530	28,673	96,805	80,356
Provision for Loan Losses	1,500	3,025	1,300	6,200	4,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	32,595	29,505	27,373	90,605	76,356

NONINTEREST INCOME
Customer Service Fees	313	298	268	892	733
Net Gain on Sales of Available for Sale Securities	—	52	48	52	750
Other Income	1,074	1,300	1,094	3,650	2,538
Total Noninterest Income	1,387	1,650	1,410	4,594	4,021

NONINTEREST EXPENSE
Salaries and Employee Benefits	9,449	8,977	8,309	27,120	22,923
Occupancy and Equipment	1,086	1,042	942	3,213	2,977
Other Expense	3,622	3,733	3,985	11,084	9,736
Total Noninterest Expense	14,157	13,752	13,236	41,417	35,636

INCOME BEFORE INCOME TAXES	19,825	17,403	15,547	53,782	44,741
Provision for Income Taxes	5,312	4,521	4,038	14,125	11,568
NET INCOME	14,513	12,882	11,509	39,657	33,173
Preferred Stock Dividends	(1,013)	(1,014)	—	(3,040)	—
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,500	$11,868	$11,509	$36,617	$33,173

EARNINGS PER SHARE
Basic	$0.49	$0.43	$0.41	$1.32	$1.18
Diluted	0.47	0.41	0.40	1.27	1.14

Bridgewater Bancshares, Inc. and Subsidiaries
Analysis of Average Balances, Yields and Rates

(dollars in thousands, except per share data)

(Unaudited)

	For the Nine Months Ended
	September 30, 2022			September 30, 2021
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$66,301	$231	0.47%	$127,283	$134	0.14%
Investment Securities:
Taxable Investment Securities	417,462	8,692	2.78	310,078	5,122	2.21
Tax-Exempt Investment Securities (1)	73,900	2,373	4.29	76,564	2,460	4.30
Total Investment Securities	491,362	11,065	3.01	386,642	7,582	2.62
Paycheck Protection Program Loans (2)	9,575	922	12.88	124,466	5,384	5.78
Loans (1)(2)	3,082,924	103,204	4.48	2,402,844	82,433	4.59
Total Loans	3,092,499	104,126	4.50	2,527,310	87,817	4.65
Federal Home Loan Bank Stock	9,593	269	3.75	5,658	200	4.71
Total Interest Earning Assets	3,659,755	115,691	4.23%	3,046,893	95,733	4.20%
Noninterest Earning Assets	77,028			70,968
Total Assets	$3,736,783			$3,117,861
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$545,301	$2,322	0.57%	$422,000	$1,504	0.48%
Savings and Money Market Deposits	934,408	4,597	0.66	763,646	2,853	0.50
Time Deposits	286,059	2,257	1.05	331,664	3,269	1.32
Brokered Deposits	419,352	3,422	1.09	407,680	2,975	0.98
Total Interest Bearing Deposits	2,185,120	12,598	0.77	1,924,990	10,601	0.74
Federal Funds Purchased	85,287	1,128	1.77	3,311	6	0.24
Notes Payable	—	—	—	2,216	61	3.66
FHLB Advances	54,227	646	1.59	56,364	669	1.59
Subordinated Debentures	92,396	3,658	5.29	79,723	3,411	5.72
Total Interest Bearing Liabilities	2,417,030	18,030	1.00%	2,066,604	14,748	0.95%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	899,456			731,269
Other Noninterest Bearing Liabilities	37,463			23,228
Total Noninterest Bearing Liabilities	936,919			754,497
Shareholders' Equity	382,834			296,760
Total Liabilities and Shareholders' Equity	$3,736,783			$3,117,861
Net Interest Income / Interest Rate Spread		97,661	3.23%		80,985	3.25%
Net Interest Margin (3)			3.57%			3.55%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(856)			(629)
Net Interest Income		$96,805			$80,356

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Bridgewater Bancshares, Inc. and Subsidiaries
Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Pre-Provision Net Revenue
Noninterest Income	$1,387	$1,650	$1,410	$4,594	$4,021
Less: Gain on Sales of Securities	—	(52)	(48)	(52)	(750)
Total Operating Noninterest Income	1,387	1,598	1,362	4,542	3,271
Plus: Net Interest Income	34,095	32,530	28,673	96,805	80,356
Net Operating Revenue	$35,482	$34,128	$30,035	$101,347	$83,627

Noninterest Expense	$14,157	$13,752	$13,236	$41,417	$35,636
Less: Amortization of Tax Credit Investments	(114)	(63)	(152)	(294)	(410)
Total Operating Noninterest Expense	$14,043	$13,689	$12,502	$41,123	$34,644

Pre-Provision Net Revenue	$21,439	$20,439	$17,533	$60,224	$48,983

Plus:
Non-Operating Revenue Adjustments	—	52	48	52	750
Less:
Provision for Loan Losses	1,500	3,025	1,300	6,200	4,000
Non-Operating Expense Adjustments	114	63	734	294	992
Provision for Income Taxes	5,312	4,521	4,038	14,125	11,568
Net Income	$14,513	$12,882	$11,509	$39,657	$33,173

Average Assets	$3,948,201	$3,743,575	$3,332,301	$3,736,783	$3,117,861
Pre-Provision Net Revenue Return on Average Assets	2.15%	2.19%	2.09%	2.15%	2.10%

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Core Net Interest Margin
Net Interest Income (Tax-Equivalent Basis)	$34,417	$32,806	$28,880	$97,662	$80,985
Less: Loan Fees	(1,400)	(2,030)	(1,487)	(5,173)	(3,712)
Less: PPP Interest and Fees	(96)	(263)	(1,753)	(922)	(5,384)
Core Net Interest Income	$32,921	$30,513	$25,640	$91,567	$71,889

Average Interest Earning Assets	$3,871,896	$3,671,748	$3,234,301	$3,659,755	$3,046,893
Less: Average PPP Loans	(2,424)	(8,335)	(76,006)	(9,575)	(124,466)
Core Average Interest Earning Assets	$3,869,472	$3,663,413	$3,158,295	$3,650,180	$2,922,427
Core Net Interest Margin	3.38%	3.34%	3.22%	3.35%	3.29%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Efficiency Ratio
Noninterest Expense	$14,157	$13,752	$13,236	$41,417	$35,636
Less: Amortization of Intangible Assets	(48)	(47)	(48)	(143)	(143)
Adjusted Noninterest Expense	$14,109	$13,705	$13,188	$41,274	$35,493
Net Interest Income	34,095	32,530	28,673	96,805	80,356
Noninterest Income	1,387	1,650	1,410	4,594	4,021
Less: Gain on Sales of Securities	—	(52)	(48)	(52)	(750)
Adjusted Operating Revenue	$35,482	$34,128	$30,035	$101,347	$83,627
Efficiency Ratio	39.8%	40.2%	43.9%	40.7%	42.4%

Adjusted Efficiency Ratio
Noninterest Expense	$14,157	$13,752	$13,236	$41,417	$35,636
Less: Amortization of Tax Credit Investments	(114)	(63)	(152)	(294)	(410)
Less: Debt Prepayment Fees	—	—	(582)	—	(582)
Less: Amortization of Intangible Assets	(48)	(47)	(48)	(143)	(143)
Adjusted Noninterest Expense	$13,995	$13,642	$12,454	$40,980	$34,501
Net Interest Income	34,095	32,530	28,673	96,805	80,356
Noninterest Income	1,387	1,650	1,410	4,594	4,021
Less: Gain on Sales of Securities	—	(52)	(48)	(52)	(750)
Adjusted Operating Revenue	$35,482	$34,128	$30,035	$101,347	$83,627
Adjusted Efficiency Ratio	39.4%	40.0%	41.5%	40.4%	41.3%

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Adjusted Noninterest Expense to Average Assets (Annualized)
Noninterest Expense	$14,157	$13,752	$13,236	$41,417	$35,636
Less: Amortization of Tax Credit Investments	(114)	(63)	(152)	(294)	(410)
Less: Debt Prepayment Fees	—	—	(582)	—	(582)
Adjusted Noninterest Expense	$14,043	$13,689	$12,502	$41,123	$34,644

Average Assets	$3,948,201	$3,743,575	$3,332,301	$3,736,783	$3,117,861
Adjusted Noninterest Expense to Average Assets (Annualized)	1.41%	1.47%	1.49%	1.47%	1.49%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Total Shareholders' Equity	$382,007	$374,883	$367,803
Less: Preferred Stock	(66,514)	(66,514)	(66,515)
Total Common Shareholders' Equity	315,493	308,369	301,288
Less: Intangible Assets	(2,962)	(3,009)	(3,153)
Tangible Common Equity	$312,531	$305,360	$298,135

Total Assets	$4,128,987	$3,883,264	$3,389,125
Less: Intangible Assets	(2,962)	(3,009)	(3,153)
Tangible Assets	$4,126,025	$3,880,255	$3,385,972
Tangible Common Equity/Tangible Assets	7.57%	7.87%	8.81%

Tangible Book Value Per Share
Book Value Per Common Share	$11.44	$11.14	$10.73
Less: Effects of Intangible Assets	(0.11)	(0.11)	(0.11)
Tangible Book Value Per Common Share	$11.33	$11.03	$10.62

Return on Average Tangible Common Equity
Net Income Available to Common Shareholders	$13,500	$11,868	$11,509	$36,617	$33,173

Average Shareholders' Equity	$384,020	$381,448	$330,604	$382,834	$296,760
Less: Average Preferred Stock	(66,514)	(66,514)	(32,332)	(66,514)	(10,896)
Average Common Equity	317,506	314,934	298,272	316,320	285,864
Less: Effects of Average Intangible Assets	(2,989)	(3,037)	(3,180)	(3,036)	(3,227)
Average Tangible Common Equity	$314,517	$311,897	$295,092	$313,284	$282,637
Return on Average Tangible Common Equity	17.03%	15.26%	15.47%	15.63%	15.69%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Tangible Common Equity
Total Shareholders' Equity	$382,007	$374,883	$379,441	$379,272	$367,803
Less: Preferred Stock	(66,514)	(66,514)	(66,514)	(66,514)	(66,515)
Common Shareholders' Equity	315,493	308,369	312,927	312,758	301,288
Less: Intangible Assets	(2,962)	(3,009)	(3,057)	(3,105)	(3,153)
Tangible Common Equity	$312,531	$305,360	$309,870	$309,653	$298,135